Exhibit 10.4

IRONNET, INC.

TERMS FOR DIP FINANCING

This binding term sheet (the “Term Sheet”) sets forth the principal terms of a potential superpriority, senior secured debtor-in-possession credit facility (the “DIP Facility”, the credit agreement evidencing the DIP Facility, the “DIP Credit Agreement” and, together with the other definitive documents governing the DIP Facility and the DIP Order (as defined herein), collectively, the “DIP Documents,”) each of which shall be in form and substance acceptable to the DIP Facility Agent (as defined herein), the DIP Facility Lenders(as defined herein) and the Loan Parties, to be entered into with the Loan Parties (as defined herein) in the Loan Parties’ cases (the “Chapter 11 Cases”) to be commenced under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The DIP Facility, and the adequate protection provided therein to the beneficiaries of pre-petition liens and security interests, will be subject to the approval of the Bankruptcy Court in accordance with (i) the interim and final orders of the Bankruptcy Court authorizing the Loan Parties to enter into the DIP Facility (the “DIP Order”) and (ii) the DIP Documents.

This Term Sheet is provided on a confidential basis, and it is intended to be entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the disclosure of confidential information and exchange of information; provided however, this Term Sheet may be filed with the Bankruptcy Court and as an exhibit to an 8-K filed by IronNet with the Securities and Exchange Commission.

DIP Facility Borrowers

IronNet, Inc., a Delaware corporation (“IronNet”), in its capacity as a debtor and debtor-in-possession, and each of IronNet’s subsidiaries and affiliates that becomes a debtor and debtor-in-possession (collectively with IronNet, the “DIP Facility Borrowers”), in their capacities as such, in the Chapter 11 Cases. The date of commencement of the Chapter 11 Cases is referred to herein as the “Petition Date”.

Guarantors	Any Debtors that are not otherwise DIP Facility Borrowers (the “Guarantors” and, collectively with the DIP Facility Borrowers, the “Loan Parties”).
Debtors	IronNet and each of its subsidiaries and affiliates that become debtors and debtors-in-possession in the Chapter 11 Cases (collectively, the “Debtors”), which cases shall be jointly administered.
DIP Facility Agent

The administrative agent and the collateral agent for the DIP Facility Lenders with respect to the DIP Facility (in such capacities, the “DIP Facility Agent”) shall be a party selected by, and qualified to perform the duties customarily associated with such roles, as determined by the DIP Facility Lenders and reasonably acceptable to the Debtors.

DIP Facility Lenders

ITC Global Advisers LLC (“ITC GA”), and/or their respective designated affiliates and/or related funds or accounts, and such other lender parties that have agreed or may agree from time to time to provide commitments to fund the DIP Facility (each a “DIP Facility Lender”, and collectively, the “DIPFacility Lenders”).

Bridge Amount

On the date of this Term Sheet, the DIP Facility Lenders shall advance $1,500,000 to the DIP Facility Borrowers (the “Bridge Amount”). The Bridge Amount shall be secured by all the assets of the Loan Parties provided however, to the extent the DIP Facility Lenders fail to fund any of the DIP Loans after entry of the Interim Order, such security interest shall be limited to only the assets of IronNet, Inc. and shall not include a security interest in any intellectual property or the assets of IronNet Cybersecurity, Inc., with such revocation of security interest effective as of the date the Bridge Amount is funded.

DIP Facility

A senior (priming) secured and superpriority debtor-in-possession delayed-draw term loan credit facility in an aggregate principal amount not to exceed $10,000,000 (the “Maximum Facility Amount”), consisting of up to $8,500,000 of term loans (the “DIP Term Loans”) and $1,500,000 of the Bridge Amount (collectively, the “DIP Loans”). Until the entry of the Final Order (defined below), a maximum amount of up to $4,500,000 of the DIP Facility (inclusive of the Bridge Amount) will be available on an interim basis (the “Interim Maximum Amount”).

Subject to the consent of the DIP Facility Lenders and approval from the Bankruptcy Court, and consistent with the Debtors’ fiduciary duties , (i) the Maximum Facility Amount may be increased or (ii) the Debtors may obtain additional post-petition financing, including a “first-out” or “senior” financing facility, on terms acceptable to the DIP Facility Lenders (the “Incremental DIP”); provided however, any Incremental DIP shall not mature any earlier than the Maturity Date hereunder.

The actual amounts available will be subject to the Budget (as defined below).

Upon entry of the Interim Order, the Bridge Amounts shall be deemed “rolled up” and converted to DIP Loans on a cashless, dollar-for-dollar basis (the “Bridge Roll-Up DIP Loan”).

The "Bridge Amounts” shall be the amounts advanced on or after October 10, 2023 through the Petition Date, but not to exceed $1,500,000.

Permitted Use of Proceeds

All proceeds under the DIP Facility shall be used only in accordance with the Budget, subject to Permitted Variances, in each case, as provided below. Unless otherwise agreed, no borrowing shall be made more frequently than weekly and all proceeds under the DIP Facility shall only be used for the following purposes: (a) to fund, to the extent that usage of cash collateral and available cash are not sufficient to cover such expenses, post-petition operating expenses and working capital needs of the Debtors, including, but not limited to, those activities required to remain in, or return to, compliance with laws in accordance with 28 U.S.C. § 1930; (b) to fund fees and expenses incurred in connection with the Sale (as defined below) or a plan of reorganization; (c) to pay permitted pre-petition claim payments and adequate protection payments, if any; (d) to pay professional fees in connection with these Chapter 11 Cases; and (e) to pay other costs and expenses of administration of the Chapter 11 Cases.

Notwithstanding the foregoing, prior to seeking approval for the payment of any critical vendors prepetition claims, the Debtors shall obtain the consent of the DIP Facility Lenders which shall not be unreasonably withheld.

Termination Date

The DIP Facility Lenders’ commitment to provide the DIP Facility shall terminate, and the aggregate principal amount owing under the DIP Facility, all accrued and unpaid interest thereon, and all fees and expenses incurred by the DIP Facility Agent and DIP Facility Lenders as provided herein in connection with the DIP Facility (collectively, the “DIP Obligations”) shall be repaid in full, on the earliest to occur of (the “Maturity Date”): (a) the date which is 180 days after the Petition Date, unless extended by agreement of the DIP Facility Agent in its sole discretion; (b) the effective date of any chapter 11 plan confirmed in any of the Chapter 11 Cases; (c) the entry of an order for the dismissal or conversion to chapter 7 of any of the Chapter 11 Cases; (d) the closing of a sale of all or substantially all assets or equity of the Loan Parties; or (e) the date of any Event of Default under the DIP Credit Agreement or any of the DIP Documents and the election of the DIP Facility Agent to terminate the DIP Facility commitments following such Event of Default and the expiration of all applicable notice and cure periods.

Interest Rate and Payments	The DIP Facility shall accrue PIK interest at a rate of 16% per annum (the “PIK Interest”).
Default Rate	An additional 2% per annum, effective upon the occurrence of any Event of Default.
Agency Fees	$300,000
DIP Order

The DIP Order, which shall be in form and substance reasonably acceptable to the DIP Facility Agent, shall, among other things, authorize and approve (i) the borrowing under the DIP Facility and the making of the loans thereunder, including the Bridge Roll-Up Loan; (ii) the granting of the super-priority claims and senior priming liens against the Loan Parties and their assets in accordance with this Term Sheet and the definitive documentation with respect to the Collateral (as defined herein); (iii) the payment of reasonable and documented fees and expenses (including the reasonable and documented fees and expenses of outside counsel and a financial advisor) of the DIP Facility Agent; (iv) the use of cash collateral, subject to adequate protection; and (v) the covenants, milestones, and other terms described herein.

Collateral

All indebtedness and obligations of the Debtors under the DIP Facility will be secured by security interests and liens granted pursuant to Sections 364(c)(2), (c)(3), and (d)(1) of the Bankruptcy Code (the “DIP Facility Liens”), with priority over all existing and future security interests, liens, claims and encumbrances, in and on all present and after acquired real and personal property of the Debtors, tangible or intangible, wherever located, including all bank accounts, deposits and cash, tax refunds, rebates, royalties, and all other receivables (anticipated or not) (whether now existing or hereafter acquired by the Debtors and the Debtors’ bankruptcy estates), and all proceeds, products, rents, revenues and profits of each of the foregoing (all such property, the “Collateral”), subject only to the Carve Out (as defined below), and certain permitted liens under the DIP Documents.

For the avoidance of doubt, the DIP Facility Liens shall not prime and shall be immediately junior to the liens identified on the UCC-1 for IronNet Cybersecurity, Inc. attached as an Exhibit to an interim DIP Order; provided that, all parties reserve the right (but the Debtors shall not be required) to seek to prime such liens in connection with the Final DIP Order.

All of the DIP Facility Liens described above shall be effective and perfected pursuant to, and upon entry of an interim DIP Order.

Superpriority Claims

To the extent of the outstanding obligations of the Debtors under the DIP Facility, the DIP Facility Agent for the benefit of the DIP Facility Lenders shall be granted, pursuant to Section 364(c)(1), superpriority claims over all other claims against and administrative expenses of the Debtors, subject only to the Carve Out.

Adequate Protection for Pre-Petition Lenders

DIP Orders to include customary adequate protection package of replacement liens and superpriority claims for any diminution in value of the Senior Secured Noteholders’ interests in the Collateral (each subject to the liens and claims of the DIP Facility Lenders).

Waivers, Stipulations, Releases, Protections[1]

The DIP Facility shall provide that, effective upon entry of the Final Order (i) no costs or expenses of administration shall be imposed against the DIP Facility Lenders or the Collateral under Section 506(c) of the Bankruptcy Code or otherwise, and (ii) the DIP Facility Lenders and the Collateral shall not be subject to the doctrine of marshalling or Section 552 of the Bankruptcy Code “equities of the case” arguments.

The Debtors shall waive and forever release and discharge any and all claims and causes of action against each of the DIP Facility Agent, the DIP Facility Lenders and ITC GA (and their respective representatives and affiliates) as of the date of the Final DIP Order.

No proceeds of the DIP Facility or any cash or other amounts may be used to (a) investigate, challenge, object to or contest the extent, validity, enforceability, security, perfection or priority of any of the DIP Facility Liens or DIP Obligations, (b) investigate or initiate any claim or cause of action against any of the DIP Facility Agent or DIP Facility Lenders, (c) object to or seek to prevent, hinder or delay or take any action to adversely affect the rights or remedies of the DIP Facility Agent or DIP Facility Lenders, (d) seek to approve superpriority claims or grant liens or security interests (other than those expressly permitted under this Term Sheet, the DIP Documents and the DIP Orders) that are senior to or pari passu with the DIP Facility Liens, DIP Superpriority Claims, the adequate protection liens or claims granted hereunder, or the Prepetition Senior Secured Notes Liens; provided, however, no more than $10,000 of the Carve-Out in the aggregate may be used by an Official Committee, if any, to investigate (but not object to or commence an action or proceeding with respect to) the Prepetition Senior Secured Notes Obligations and the Prepetition Senior Secured Notes Liens.

The DIP Facility Agent, on behalf of the DIP Facility Lenders, shall have the unqualified right to credit bid all DIP Obligations in any sale of Collateral.

The DIP Facility Agent and DIP Facility Lenders shall be entitled to good faith protection under Section 364(e) of the Bankruptcy Code.

Carve Out

The DIP Orders shall include a mutually agreed carve out for professional fees through the date of a trigger event, as well as post-trigger event and US Trustee Fees and costs of a Chapter 7 Trustee to the extent required by local practice and rules (the “Carve Out”).

Events of Default

The DIP Documents shall include events of default that are customary and appropriate for similar debtor-in-possession financings, including, without limitation: (a) if any of the Chapter 11 Cases shall be converted to a case under Chapter 7 of the Bankruptcy Code or be dismissed; (b) the appointment of a trustee under Section 1104 of the Bankruptcy Code; (c) the appointment of an examiner with expanded or enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; (d) the Debtors fail to make all payments under the DIP Facility when due (e) variance from Budget that is not a permitted variance; and (f) failure to comply with any of the Milestones herein and such failure has not been cured within five (5) business days after notice of such failure has been provided by the DIP Facility Agent to the Debtors.

Budget

As a condition precedent to the DIP Facility, there shall be established a 13‑week cash flow budget updated on a monthly basis (the “Budget”) for the Debtors’ cash receipts and expenses (including professional fees and expenses). Any updates or revisions to the Budget, other than with respect to professional fees and expenses, shall require the prior written consent of the DIP Facility Agent. The Budget shall be due the first Monday of each month.

Milestones

The Debtors shall conduct a process (the “Sale Process”) for the sale of substantially all of the assets of the Debtors under Section 363 of the Bankruptcy Code or the equity of the reorganized Debtor (the “Sale”) and concurrently seek the confirmation of the Acceptable Plan in accordance with the below Milestones (the “Milestones”). The Debtors’ failure to satisfy any of the following Milestones shall constitute an Event of Default under the DIP Documents:

(a) No later than October 11, 2023, the Petition Date shall have occurred;

(b) No later than the date that is three (3) calendar days following the Petition Date (or if such third day is not a business day, the first succeeding business day thereafter), the Bankruptcy Court shall have entered an interim order approving the DIP Facility (the “Interim DIP Order”);

(c) No later than the date that is fifteen (15) business days following the Petition Date (or if such third day is not a business day, the first succeeding business day thereafter), the Debtors shall have (i) filed a motion, in form and substance acceptable to the DIP Facility Agent, requesting entry of an order approving procedures for the post-petition marketing of the Debtors’ assets or reorganized equity to determine if a higher and better offer can be obtained to “top” the proposed treatment under an Acceptable Plan, including whether the Debtors can obtain exit financing on better terms will be proposed by DIP Facility Lenders (the “Sale Procedure Order”);

(c) No later than the date that is thirty-five (35) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Sale Procedure Order and a final order approving the DIP Facility (the “Final DIP Order”); and

(d) No later than the date that is sixty-five days (65) days following the entry of the Interim Order, the Debtors shall have conducted an auction for the Sale (if necessary) and selected the successful bidder and/or identified an alternate plan sponsor providing higher and better treatment and consistent with the Debtors fiduciary duties;

(e) No later than the date that is ninety (90) days following the entry of the Interim Order, the Bankruptcy Court shall have entered an order approving the Sale or order confirming the Plan of Reorganization; and

(f) On or before the date that is one hundred five (105) days after the Petition Date, provided that the Bankruptcy Court has waived the stay imposed by Bankruptcy Rule 6004(h), or such later date to which the DIP Facility Agent consents in writing in its sole discretion, the Sale shall be closed.

The DIP Facility Agent and the DIP Facility Lenders shall have the right to “credit bid” any secured obligations owed to them in any sale of the Debtors’ assets.

Notwithstanding anything to the contrary herein, the Bankruptcy Court may set dates with respect to the Milestones beyond the outer dates specified above to accommodate its own schedule, and to the extent the Bankruptcy Court makes such an extension, the Milestones hereunder shall be automatically extended by the same period as the Bankruptcy Court’s extension.

Fiduciary Out

The Independent Director shall have a “fiduciary out” to the extent he/she determines it is the best interest of the Company to accept another financing or plan sponsor proposal; provided however, any alternate financing proposal must repay all DIP Loans, including any Payroll Bridge Amounts, fees and expenses, and any accrued and unpaid PIK Interest in full, in cash.

Fees and Expenses

Loan Parties obligated under the DIP Facility shall pay all reasonable, documented out-of-pocket fees, costs and expenses incurred or accrued by the DIP Facility Agent in connection with any and all aspects of the DIP Facility and the Chapter 11 Cases, including, without limitation, the reasonable and documented fees and expenses of legal counsel and financial advisors, hired by or on behalf of the DIP Facility Agent.

Conditions to Commitment/Closing/Funding

Conditions to commitment, closing and funding to include usual and customary for DIP facilities of this type including, without limitation, entry of the Interim DIP Order and Final DIP Order and execution and delivery of the DIP Documents.

Governing Law	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.
Miscellaneous

This Term Sheet does not purport to summarize all of the conditions, covenants, representations, warranties, events of default and other terms and provisions which would be contained in definitive credit documentation, if any, relating to matters covered hereby, all of which shall be reasonably acceptable in form and substance to the DIP Facility Agent.

Acceptable Plan

DIP Facility Lenders and DIP Facility Agent agree to support a plan (an “Acceptable Plan”) that contains the following treatment:

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Provides for the equitization of the DIP Loans (subject to dilution for MIP Equity);
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Any Incremental DIP shall either (i) be repaid in full, (ii) roll into an exit facility or (iii) convert into equity of the reorganized debtor.
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Unimpairs trade and other liabilities (except for note creditors at IronNet, as discussed below) at IronNet and its subsidiaries;
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Provides for a recovery to creditors at IronNet in the following manner:
o
All debt claims shall receive a new note (“Compromise Note”) in the principal amount of funds initially advanced, less any payments made to such lender on account of such note. For the avoidance of doubt, the new notes shall not include any accrued interest or fees, regardless of whether such interest or fees accrued pre- or post-petition;
o
All Compromise Notes shall contain a maturity of at least thirty-six (36) months from the effective date of the Plan (the “Effective Date”); provided that no interest will accrue or be paid for the first 12 months after the Effective Date;
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Note Creditors may have the option of receiving equity on account of their note claims, so long as such treatment does or would not (i) render its claim unimpaired; (ii) provide for a recovery greater than the amount of its claims; or (iii) violate the provisions of the Bankruptcy Code, or otherwise render the plan unconfirmable.

The reorganized company shall have two classes of shares: common and preferred (in each case consistent with 1123(a)(6) of the Bankruptcy Code) and employee stock options exercisable for the purchase of common shares not to exceed 15% on a fully diluted basis (“MIP Equity”) at the discretion of the new board of the reorganized company. The DIP Loans and any debt held by C5 that C5 agrees to convert into equity of the reorganized company shall be in the form of preferred stock, which preferred stock shall have a senior liquidation preference and such other rights, preferences and privileges as may be agreed to by the DIP Facility Lenders and C5; provided that any such preferred stock issuance would not (i) render its claim unimpaired; (ii) provide for a recovery greater than the amount of its claims; or (iii) violate the provisions of the Bankruptcy Code, or otherwise render the plan unconfirmable.